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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 2 of this Registration Statement on Form S-4 (No. 333-03107) of AirTouch Communications, Inc. of our reports dated March 13, 1995, on our audits of the consolidated financial statements and financial statement schedule of AirTouch Communications, Inc. as of December 31, 1994, and for the years ended December 31, 1994 and 1993, which reports are included in AirTouch Communications, Inc.'s Annual Report on Form 10-K, as amended. We also consent to the references to us under the heading "Experts" in such Prospectus.

COOPERS & LYBRAND L.L.P.

San Francisco, California

July 11, 1996